Zayo Group Acquires AtlantaNAP Data Center

BOULDER, Colo. – July 2, 2014 – zColo, the colocation division of international Bandwidth Infrastructure provider Zayo Group, LLC (“Zayo”), today announced it has acquired Colo Facilities Atlanta (“AtlantaNAP”), an Atlanta data center and managed services provider. The acquisition yields over 72,000 square feet of total data center space, including 42,000 square feet of conditioned colocation space. The purchase brings Zayo’s data center count to 28 locations.

AtlantaNAP, located at 1100 White St. SW, opens a new market for zColo, and complements Zayo’s Atlanta fiber network, which spans more than 600 route miles. The Atlanta colocation facility is connected to most major carrier hotels and data centers via high-count and diverse fiber rings, providing customers with increased connectivity options. The SSAE 16 type II compliant facility offers 5Mw of fully redundant 2N UPS power, serviced from diverse utility feeds. The site will offer Zayo’s full suite of lit bandwidth services and access to Zayo’s metro and long-haul dark fiber backbones.

Atlanta is a high demand colocation market and a growing hub for healthcare, technology, and large enterprises,” said Greg Friedman, vice president of zColo. “The AtlantaNAP facility offers customers a highly secure and redundant infrastructure, and will now be able to leverage Zayo’s existing fiber footprint to provide a connectivity-driven colocation offering in Atlanta for new and existing customers.”

With the addition of 1100 White St. SW, Zayo’s national data center footprint is over 570,000 square feet. The acquisition of AtlantaNAP follows Zayo’s March 2014 acquisition of CoreXchange, Inc., a colocation provider in Dallas. The AtlantaNAP transaction was funded with cash on hand.

The Bank Street Group LLC served as exclusive financial advisor to Colo Facilities Atlanta in connection with this transaction.

For more information on Zayo's data centers, please visit www.zayo.com/services/colocation.
About Zayo Group
Based in Boulder, Colo., Zayo Group provides comprehensive Bandwidth Infrastructure services in over 295 markets throughout the US and Europe. Zayo delivers a full suite of lit services and dark fiber products to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 77,000 route mile network. The company also offers 28 carrier-neutral colocation facilities across the US. Please visit www.zayo.com for more information about Zayo and its fiber solutions.
Media Contact:
Linhart Public Relations for Zayo

Ashley Campbell
ACampbell@linhartpr.com
(303) 951-2568